As filed with the Securities and Exchange Commission on September 25, 2023

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

COTY INC.

(Exact name of registrant as specified in its charter)

Delaware	13-3823358
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification Number)

350 Fifth Avenue

New York, New York 10118

(212) 389-7300

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Kristin Blazewicz

Chief Legal Officer and General Counsel

Coty Inc.

350 Fifth Avenue

New York, New York 10118

(212) 389-7300

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Michael J. Zeidel

Skadden, Arps, Slate, Meagher & Flom LLP

One Manhattan West

New York, New York 10001

(212) 735-3000

Approximate date of commencement of proposed sale to public: From time to time after this registration statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

PROSPECTUS

Coty Inc.

Class A Common Stock

Preferred Stock

This prospectus relates to the offer and sale from time to time of shares of Coty Inc. Class A Common Stock and Preferred Stock by the Company identified in this prospectus or in supplements to this prospectus, including (i) shares of Class A Common Stock, par value $0.01 per share (the “Class A Common Stock”); and (ii) shares of Preferred Stock, par value $0.01 per share (the “Preferred Stock”).

This prospectus describes some of the general terms that may apply to these securities. Each time we offer and sell securities, we will provide a supplement to this prospectus that contains specific information about the offering and the amounts, prices and terms of the securities. The supplement may also add, update or change information contained in this prospectus with respect to that offering. You should carefully read this prospectus and the applicable prospectus supplement carefully before you invest in any of our securities. This prospectus may not be used to sell any securities unless accompanied by a prospectus supplement. The new proceeds we expect to receive from any such sale will also be described in a prospectus supplement.

We may offer and sell the securities described in this prospectus and any prospectus supplement to or through one or more underwriters, dealers and agents, or directly to purchasers, or through a combination of these methods. If any underwriters, dealers or agents are involved in the sale of any of the securities, their names and any applicable purchase price, fee, commission or discount arrangement between or among them will be set forth, or will be calculable from the information set forth, in the applicable prospectus supplement. See the sections of this prospectus entitled “About this Prospectus” and “Plan of Distribution” for more information. No securities may be sold without delivery of this prospectus and the applicable prospectus supplement describing the method and terms of the offering of such securities.

Our Class A Common Stock is listed on the New York Stock Exchange (the “NYSE”) under the symbol “COTY.” We have also submitted an application to dual-list our Class A Common Stock on the Professional Segment (Compartiment Professionnel) of the regulated market of Euronext Paris (“Euronext Paris”). Our Preferred Stock is not listed on an exchange and we do not intend to list the Preferred Stock on any exchange.

Investing in our Class A Common Stock or Preferred Stock involves risks. See “Risk Factors” on page 2 of this prospectus and the “Risk Factors” section contained in any applicable prospectus supplement and in the documents incorporated by reference herein and therein to read about factors you should consider before investing in our Class A Common Stock or Preferred Stock.

Neither the Securities and Exchange Commission nor any state or other domestic or foreign securities commission or regulatory authority has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is September 25, 2023.

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ABOUT THIS PROSPECTUS

This prospectus is part of an automatic registration statement on Form S-3 that we filed with the Securities and Exchange Commission (the “SEC”) as a “well-known seasoned issuer,” as defined in Rule 405 of the Securities Act of 1933, as amended (the “Securities Act”), using a “shelf” registration process. By using a shelf registration statement, we may sell our Class A Common Stock or Preferred Stock from time to time and in one or more offerings.

This prospectus provides you with a general description of the Class A Common Stock and Preferred Stock that we may offer. Each time we sell shares of our Class A Common Stock or Preferred Stock using this prospectus, to the extent necessary, we will provide a prospectus supplement that will contain specific information about the terms of that offering, the number of shares being offered, the manner of distribution, the identity of any underwriters or other counterparties and other specific terms related to the offering. The prospectus supplement may also add, update or change information contained or incorporated by reference in this prospectus. If there is any inconsistency between the information in this prospectus and any prospectus supplement, you should rely on the information provided in the prospectus supplement. This prospectus does not contain all of the information included in the registration statement of which the prospectus forms a part. The registration statement filed with the SEC includes or incorporates by reference exhibits that provide more details about the matters discussed in this prospectus. You should carefully read the entirety of this prospectus, the related exhibits filed with the SEC and any prospectus supplement, together with the additional information described below under the headings “Incorporation of Certain Information by Reference” and “Where You Can Find Additional Information,” before making an investment decision.

In this prospectus, except as otherwise indicated or as the context suggests otherwise, the terms “Coty,” the “Company,” “we,” “us” and “our” refer to Coty Inc., a Delaware corporation, and its subsidiaries.

We have not authorized anyone to give you any information or to make any representation other than those contained in this prospectus, in any applicable prospectus supplement, in any documents that are incorporated by reference herein or therein or in any other documents to which we refer you. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell or seeking an offer to buy shares of our Class A Common Stock or Preferred Stock in any jurisdiction where an offer or sale is not permitted.

You should not assume that the information appearing in this prospectus or any applicable prospectus supplement or the documents incorporated by reference herein or therein is accurate as of any date other than their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference herein contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect our current views with respect to, among other things, strategic planning, targets and outlook for future reporting periods (including the extent and timing of revenue, expense and profit trends and changes in operating cash flows and cash flows from operating activities and investing activities), the wind down of our operations in Russia (including timing and expected impact), our future operations and strategy (including the expected implementation and related impact of its strategic priorities), ongoing and future cost efficiency, optimization and restructuring initiatives and programs, expectations of the impact of inflationary pressures and the timing, magnitude and impact of pricing actions to offset inflationary costs, strategic transactions (including their expected timing and impact), expectations and/or plans with respect to joint ventures (including Wella and the timing and size of any related divestiture, distribution or return of capital), our capital allocation strategy and payment of dividends (including suspension of dividend payments and the duration thereof and any plans to resume cash dividends on common stock or to continue to pay dividends in cash on preferred stock), and expectations for stock repurchases, investments, licenses and portfolio changes, product launches, relaunches or rebranding (including the expected timing or impact thereof), synergies, savings, performance, cost, timing and integration of acquisitions, future cash flows, liquidity and borrowing capacity (including any refinancing or deleveraging activities), timing and size of cash outflows and debt deleveraging, the timing and extent of any future impairments, and synergies, savings, impact, cost, timing and implementation of our ongoing transformation agenda (including operational, execution and simplification initiatives, fixed cost reductions, and supply chain changes), the impact, cost, timing and implementation of e-commerce and digital initiatives, the expected impact, cost, timing and implementation of sustainability initiatives (including progress, plans and goals), the impact of COVID-19, the expected impact of geopolitical risks including the ongoing war in Ukraine on our business operations, sales outlook and strategy, the expected impact of global supply chain challenges and/or inflationary pressures (including as a result of COVID-19 and/or the war in Ukraine) and expectations regarding future service levels, the impact of the potential dual-listing of our Class A Common Stock on Euronext Paris and the priorities of senior management. These forward-looking statements are generally identified by words or phrases, such as “anticipate”, “are going to”, “estimate”, “plan”, “project”, “expect”, “believe”, “intend”, “foresee”, “forecast”, “will”, “may”, “should”, “outlook”, “continue”, “temporary”, “target”, “aim”, “potential”, “goal” and similar words or phrases. These statements are based on certain assumptions and estimates that we consider reasonable, but are subject to a number of risks and uncertainties, many of which are beyond our control, which could cause actual events or results (including our financial condition, results of operations, cash flows and prospects) to differ materially from such statements, including risks and uncertainties relating to:

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our ability to successfully implement our multi-year transformation agenda, including our operational and organizational changes, and the initiatives to further reduce our cost base, and to develop and achieve our global business strategies (including mix management, select price increases, more disciplined promotions, and foregoing low value sales), compete effectively in the beauty industry, achieve the benefits contemplated by our strategic initiatives (including revenue growth, cost control, gross margin growth and debt deleveraging) and successfully implement our strategic priorities (including stabilizing our consumer beauty brands through leading innovation and improved execution, accelerating our prestige fragrance brands and ongoing expansion into prestige cosmetics, building a comprehensive skincare portfolio, enhancing our e-commerce and direct-to-consumer (“DTC”) capabilities, expanding our presence in China through prestige products and select consumer beauty brands, and establishing Coty as an industry leader in sustainability) in each case within the expected time frame or at all;

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our ability to anticipate, gauge and respond to market trends and consumer preferences, which may change rapidly, and the market acceptance of new products, including new products in our skincare and prestige make-up portfolios, any relaunched or rebranded products and the anticipated costs and discounting associated with such relaunches and rebrands, and consumer receptiveness to our current and future marketing philosophy and consumer engagement activities (including digital marketing and media);

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use of estimates and assumptions in preparing our financial statements, including with regard to revenue recognition, income taxes (including the expected timing and amount of the release of any tax valuation allowance), the assessment of goodwill, other intangible and long-lived assets for impairments, the market value of inventory, and the fair value of equity investments;

•	the impact of any future impairments;

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managerial, transformational, operational, regulatory, legal and financial risks, including diversion of management attention to and management of cash flows, expenses and costs associated with our transformation agenda, our global business strategies, the integration and management of the strategic partnerships with Kylie Jenner and Kim Kardashian, and future strategic initiatives, and, in particular, our ability to manage and execute many initiatives simultaneously including any resulting complexity, employee attrition or diversion of resources;

•	the timing, costs and impacts of divestitures and the amount and use of proceeds from any such transactions;

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future divestitures and the impact thereof on, and future acquisitions, new licenses and joint ventures and the integration thereof with, our business, operations, systems, financial data and culture and the ability to realize synergies, manage supply chain challenges and other business disruptions, reduce costs (including through our cash efficiency initiatives), avoid liabilities and realize potential efficiencies and benefits (including through our restructuring initiatives) at the levels and at the costs and within the time frames contemplated or at all;

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increased competition, consolidation among retailers, shifts in consumers’ preferred distribution and marketing channels (including to digital and prestige channels), distribution and shelf-space resets or reductions, compression of go-to-market cycles, changes in product and marketing requirements by retailers, reductions in retailer inventory levels and order lead-times or changes in purchasing patterns, impact from COVID-19 on retail revenues, and other changes in the retail, e-commerce and wholesale environment in which we do business and sell our products and our ability to respond to such changes (including our ability to expand our digital, direct-to-consumer and e-commerce capabilities within contemplated timeframes or at all);

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our and our joint ventures’, business partners’ and licensors’ abilities to obtain, maintain and protect the intellectual property used in our and their respective businesses, protect our and their respective reputations (including those of our and their executives or influencers) and public goodwill, and defend claims by third parties for infringement of intellectual property rights;

•	any change to our capital allocation and/or cash management priorities, including any change in our dividend policy, and any change in our stock repurchase plans;

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any unanticipated problems, liabilities or integration or other challenges associated with a past or future acquired business, joint ventures or strategic partnerships which could result in increased risk or new, unanticipated or unknown liabilities, including with respect to environmental, competition and other regulatory, compliance or legal matters, and specifically in connection with the strategic partnerships with Kylie Jenner and Kim Kardashian, risks related to the entry into a new distribution channel, the potential for channel conflict, risks of retaining customers and key employees, difficulties of integration (or the risks associated with limiting integration) and management of the partnerships, our relationships with Kylie Jenner and Kim Kardashian, our ability to protect trademarks and brand names, litigation, investigations by governmental authorities, and changes in law, regulations and policies that affect King Kylie LLC (“King Kylie”) and/or KKW Holdings, LLC’s (“KKW Holdings”)

business or products, including risk that direct selling laws and regulations may be modified, interpreted or enforced in a manner that results in a negative impact to King Kylie and/or KKW Holdings’ business model, revenue, sales force or business;

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our international operations and joint ventures, including enforceability and effectiveness of our joint venture agreements and reputational, compliance, regulatory, economic and foreign political risks, including difficulties and costs associated with maintaining compliance with a broad variety of complex local and international regulations;

•	our dependence on certain licenses (especially in the fragrance category) and our ability to renew expiring licenses on favorable terms or at all;

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our dependence on entities performing outsourced functions, including outsourcing of distribution functions, and third-party manufacturers, logistics and supply chain suppliers, and other suppliers, including third-party software providers, web-hosting and e-commerce providers;

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administrative, product development and other difficulties in meeting the expected timing of market expansions, product launches, re-launches and marketing efforts, including in connection with new products in our skincare and makeup portfolios;

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changes in the demand for our products due to declining or depressed global or regional economic conditions, and declines in consumer confidence or spending, whether related to the economy (such as austerity measures, tax increases, high fuel costs, or higher unemployment), wars, natural or other disasters, weather, pandemics, security concerns, terrorist attacks or other factors;

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global political and/or economic uncertainties, disruptions or major regulatory or policy changes, and/or the enforcement thereof that affect our business, financial performance, operations or products, including the impact of the war in Ukraine and any escalation or expansion thereof, Brexit (and related business or market disruption), recent elections in Brazil, the current U.S. administration and future elections, changes in the U.S. tax code, and recent changes and future changes in tariffs, retaliatory or trade protection measures, trade policies and other international trade regulations in the U.S., the European Union, and Asia and in other regions where we operate, potential regulatory limits on payment terms in the European Union, recent and future changes in sanctions regulations including in connection with the war in Ukraine and any escalation or expansion thereof, regulatory uncertainty impacting the wind-down of our business in Russia, and recent and future changes in regulations impacting the beauty industry, including regulatory measures addressing products, formulations, raw materials and packaging;

•	currency exchange rate volatility and currency devaluation and/or inflation;

•	our ability to implement and maintain pricing actions to effectively mitigate increased costs and inflationary pressures, and the reaction of customers or consumers to such pricing actions;

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the number, type, outcomes (by judgment, order or settlement) and costs of current or future legal, compliance, tax, regulatory or administrative proceedings, investigations and/or litigation, including product liability cases (including asbestos and talc-related litigation for which indemnities and/or insurance may not be available), distributor or licensor litigation, and compliance, litigation or investigations relating to our joint ventures and strategic partnerships;

•	our ability to manage seasonal factors and other variability and to anticipate future business trends and needs;

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the impact of COVID-19 (or future similar events), including demand for the Company’s products, illness, quarantines, government actions, facility closures, store closures or other restrictions in connection with the COVID-19 pandemic, and the extent and duration thereof, related impact on our ability to meet customer needs and on the ability of third parties on which we rely, including our

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suppliers, customers, contract manufacturers, distributors, contractors, commercial banks and joint-venture partners, to meet their obligations to us, in particular collections from customers, and the ability to successfully implement measures to respond to such impacts;

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disruptions in the availability and distribution of raw materials and components needed to manufacture our products, and our ability to effectively manage our production and inventory levels in response to supply challenges;

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disruptions in operations, sales and in other areas, including due to disruptions in our supply chain, restructurings and other business alignment activities, manufacturing or information technology systems, labor disputes, extreme weather and natural disasters, impact from COVID-19 or similar global public health events, the outbreak of war or hostilities (including the war in Ukraine and any escalation or expansion thereof), the impact of global supply chain challenges, and the impact of such disruptions on our ability to generate profits, stabilize or grow revenues or cash flows, comply with our contractual obligations and accurately forecast demand and supply needs and/or future results;

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our ability to adapt our business to address climate change concerns and to respond to increasing governmental and regulatory measures relating to environmental, social and governance matters, including expanding mandatory and voluntary reporting, diligence and disclosure, as well as new taxes (including on energy and plastic), and the impact of such measures on our costs, business operations and strategy;

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restrictions imposed on us through our license agreements, credit facilities and senior unsecured bonds or other material contracts, our ability to generate cash flow to repay, refinance or recapitalize debt and otherwise comply with our debt instruments, and changes in the manner in which we finance our debt and future capital needs;

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increasing dependency on information technology, including as a result of remote working practices, and our ability, or the ability of any of the third-party service providers we use to support our business, to protect against service interruptions, data corruption, cyber-based attacks or network security breaches, including ransomware attacks, costs and timing of implementation and effectiveness of any upgrades or other changes to information technology systems, and the cost of compliance or our failure to comply with any privacy or data security laws (including the European Union General Data Protection Regulation (the “GDPR”), the California Consumer Privacy Act and similar state laws, the Brazil General Data Protection Law, and the China Data Security Law and Personal Information Protection Law) or to protect against theft of customer, employee and corporate sensitive information;

•	our ability to attract and retain key personnel and the impact of senior management transitions;

•	the distribution and sale by third parties of counterfeit and/or gray market versions of our products;

•	the impact of our transformation agenda on our relationships with key customers and suppliers and certain material contracts;

•	our relationship with JAB Beauty B.V. (formerly known as Cottage Holdco B.V.), as our majority stockholder, and its affiliates, and any related conflicts of interest or litigation;

•	our relationship with KKR, whose affiliate KKR Bidco, is an investor in the Wella Business, and any related conflicts of interest or litigation;

•	future sales of a significant number of shares by our majority stockholder or the perception that such sales could occur; and

•	other factors described elsewhere in this document and in documents that the Company files with the SEC from time to time.

When used in this Registration Statement, the term “includes” and “including” means, unless the context otherwise indicates, including without limitation. More information about potential risks and uncertainties that could affect the Company’s business and financial results is included under the heading “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q and periodic reports the Company has filed and may file with the SEC from time to time.

All forward-looking statements made in this prospectus and the documents incorporated by reference herein are qualified by these cautionary statements. These forward-looking statements are made only as of the date of this document, and the Company does not undertake any obligation, other than as may be required by applicable law, to update or revise any forward-looking or cautionary statements to reflect changes in assumptions, the occurrence of events, unanticipated or otherwise, or changes in future operating results over time or otherwise.

COTY INC.

We are one of the world’s largest beauty companies with a rich entrepreneurial heritage and an iconic portfolio of brands. Founded in 1904, we manufacture, market, sell and distribute branded beauty products throughout the world, including prestige fragrances, prestige skin care and prestige cosmetics, mass color cosmetics, mass fragrance, mass skin care and body care.

Coty Inc. was incorporated in Delaware in January 1995. Our principal executive offices are located at 350 Fifth Avenue, New York, New York 10118 and our telephone number at that address is (212) 389-7300. Our corporate website is www.coty.com. The information contained on, or accessible through, our website is not incorporated by reference into this prospectus and should not be considered a part of this prospectus.

RISK FACTORS

Investing in our securities involves risk. Before making an investment decision, you should carefully consider the risks disclosed in our most recent annual and quarterly reports filed with the SEC, as well as other information we include or incorporate by reference in this prospectus or any prospectus supplement. These risks could materially affect our business, prospects, financial condition, results of operations and cash flows, and could cause the trading price of our Class A Common Stock or Preferred Stock to decline. You could lose all or a part of your investment.

USE OF PROCEEDS

Unless otherwise indicated in the applicable prospectus supplement, we anticipate that the net proceeds from the sale of the securities offered under this prospectus will be used for general corporate purposes. The prospectus supplement relating to specific sales of our securities hereunder will set forth our intended use for the net proceeds we receive from the sale.

DESCRIPTION OF CAPITAL STOCK

The rights of our stockholders are governed by Delaware General Corporation Law (“DGCL”), our amended and restated certificate of incorporation, as amended (our “Certificate of Incorporation”), and our amended and restated bylaws (our “Bylaws”). For information on how to obtain a copy of our Certificate of Incorporation and Bylaws, see the information described below under the headings “Incorporation of Certain Information by Reference” and “Where You Can Find More Information.”

The following is a summary of the material terms and provisions of our capital stock and is qualified in its entirety by reference to our Certificate of Incorporation and the amendment thereto and our Bylaws, which are incorporated by reference herein, and to the applicable provisions of the DGCL. This summary does not purport to be complete and may not contain all the information that is important to you.

Authorized Capital Stock

Under our Certificate of Incorporation, our authorized capital stock consists of 1,250,000,000 shares of Class A Common Stock, par value $0.01 per share, and 20,000,000 shares of Preferred Stock, par value $0.01 per share. As of September 21, 2023, there were 857,992,692 shares of Class A Common Stock outstanding, 1,000,000 shares of Series A Preferred Stock outstanding, and 146,057 shares of Series B Convertible Preferred Stock outstanding.

Class A Common Stock

Dividend Rights

Holders of our Class A Common Stock are entitled to receive dividends, as and when declared by our board of directors (the “Board”), out of our legally available assets, in cash, property, shares of our Class A Common Stock or other securities, after payments of dividends required to be paid on outstanding Preferred Stock, if any.

Voting Rights

Holders of our Class A Common Stock are entitled to one vote per share on all matters submitted to a vote of our stockholders, unless otherwise required by our Certificate of Incorporation or Bylaws. At all meetings of the stockholders at which a quorum is present, except as otherwise required by law, the Certificate of Incorporation or the Bylaws, any question brought before any meeting of stockholders other than the election of directors, shall be decided by the affirmative vote of the holders of a majority of the votes cast. Elections of directors shall be decided by a plurality of the votes cast.

Stockholder Action by Written Consent

Any action that can be taken at a meeting of the stockholders may be taken by written consent in lieu of the meeting if we receive consents signed by stockholders having the minimum number of votes that would be necessary to approve the action at a meeting at which all shares entitled to vote on the matter were present.

Right to Receive Liquidation Distributions

Upon our liquidation, dissolution or winding up, the assets legally available for distribution to our stockholders will be distributable ratably among the holders of Class A Common Stock, subject to prior satisfaction of all outstanding debts and other liabilities and the preferential rights and payment of liquidation preferences, if any, on any outstanding Preferred Stock.

Amendment of Certificate of Incorporation and Bylaws

Our Board and our stockholders are authorized to adopt, amend or repeal our Bylaws. The approval of our Board is required to amend our Certificate of Incorporation. In addition, Section 242(b)(2) of the DGCL requires that holders of our Class A Common Stock vote as a class upon the proposed amendment, if the amendment would increase or decrease the par value of the shares of Class A Common Stock, or alter or change the powers, preferences or special rights of the Class A Common Stock so as to affect them adversely.

No Preemptive or Similar Rights

Shares of our Class A Common Stock are not entitled to preemptive rights and are not convertible into any other shares of our capital stock.

Preferred Stock

We are authorized, subject to the limits imposed by the DGCL, to issue Preferred Stock in one or more series, to establish from time to time the number of shares to be included in each series and to fix the designation, powers, rights, preferences and privileges of the shares of each such series and any of the qualifications, limitations or restrictions thereof. Our Board can also increase or decrease the number of shares of any series, but not below the number of shares of a given series then outstanding, plus the number of shares reserved for issuance upon the exercise or vesting of outstanding securities convertible into the applicable series of Preferred Stock, by the affirmative vote of the holders of a majority of the shares of Coty stock entitled to vote, unless a vote of any other holders is required pursuant to a certificate or certificates of designation establishing a series of Preferred Stock, without any further vote or action by our stockholders.

The rights of holders of Class A Common Stock are subject to, and may be adversely affected by, the rights of the holders of any shares of Preferred Stock that may be issued in the future. Our Board may authorize the issuance of Preferred Stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of Class A Common Stock. The issuance of Preferred Stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, have the effect of delaying, deferring or preventing a future change in control of the Company and may adversely affect the market price of Class A Common Stock and the voting and other rights of the holders of Class A Common Stock.

Series A Preferred Stock

In fiscal year 2015, we established awards under our Equity and Long-Term Incentive Plan and certain of our executive officers received awards of our Series A Preferred Stock. In April 2015, we filed a Certificate of Designations with the Secretary of State of the State of Delaware, establishing the voting rights, powers, preferences and privileges, and the relative, participating, optional or other rights, and the qualifications, limitations or restrictions thereof, with respect to our Series A Preferred Stock, which various and several voting powers, preferences and relative, participating, optional or other rights, and the qualifications, limitations and restrictions thereof may be severally set forth in various subscription agreements relating to the issuance and sale of the Series A Preferred Stock (each, a “Series A Subscription Agreement”). Under the terms provided in the various Series A Subscription Agreements, a holder of Series A Preferred Stock may be entitled to exchange any or all vested Series A Preferred Stock prior to varying dates specified in the Series A Subscription Agreements, into, at our sole election, either cash or shares of Class A Common Stock, as calculated and subject to the limitations set forth therein.

Shares of Series A Preferred Stock are not entitled to receive any dividends and have no voting rights, except as required by law. Upon our liquidation, dissolution or winding up, each share of Series A Preferred Stock entitles the holder to receive out of our assets available for distribution to stockholders, after satisfaction of liabilities to creditors and subject to the rights of senior securities, an amount in cash per share equal the then fair market value per share of such Series A Preferred Stock as determined by an independent qualified professional appraisal firm. Such shares will not be entitled to an additional amount after the full liquidation distribution has been paid.

Series B Convertible Preferred Stock

In May 2020, we filed a Certificate of Designations with the Secretary of State of the State of Delaware, establishing the voting rights, powers, preferences and privileges, and the relative, participating, optional or other rights, and the qualifications, limitations or restrictions thereof, with respect to our Series B Convertible Preferred Stock.

Preferential Rights. The Series B Convertible Preferred Stock ranks senior to the shares of Class A Common Stock and the Company’s other outstanding series of preferred stock as of the date of this Annual Report and will rank senior to any other future series of capital stock the terms of which do not expressly provide that such series rank on a parity basis or senior to the Series B Convertible Preferred Stock with respect to dividend rights and rights on the distribution of assets on any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company.

Dissolution. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company, the Holders shall be entitled, out of assets legally available therefor, before any distribution or payment out of the assets of the Company may be made to or set aside for the holders of any junior stock, and subject to the rights of the holders of any senior stock or parity stock and the rights of the Company’s existing and future creditors, to receive in full a liquidating distribution in cash and in the amount per share of Series B Convertible Preferred Stock equal to the greater of (i) the sum of (A) the liquidation preference plus (B) the accrued dividends with respect to such share of Series B Convertible Preferred Stock as of the date of such voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company and (ii) the amount such Holders would have received had such Holders, immediately prior to such voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company, converted such shares of Series B Convertible Preferred Stock into Class A Common Stock.

Dividends. Holders of the Series B Convertible Preferred Stock are entitled to a dividend at the rate of 9.0% per annum, accruing daily and payable quarterly in arrears; the dividend rate shall increase by 1.0% on the seven (7) year anniversary of May 26, 2020 and shall increase by an additional 1.0% on each subsequent anniversary up to a maximum of 12.0%. If the Company does not declare and pay a dividend on the Series B Convertible Preferred Stock on any dividend payment date, the dividend rate will increase by 1% per annum until all accrued but unpaid dividends have been paid in full. Dividends will be payable in cash, by increasing the amount of accrued dividends with respect to a share of Series B Convertible Preferred Stock, or any combination thereof, at the sole discretion of the Company.

Conversion. The Series B Convertible Preferred Stock will be convertible, in whole or in part, at any time at the option of the Holders thereof into shares of Class A Common Stock at an initial conversion price of $6.24 per share of Series B Convertible Preferred Stock and an initial conversion rate of 160.2564 shares of Class A Common Stock per share of Series B Convertible Preferred Stock, subject to certain anti-dilution adjustments set forth in the Certificate of Designations, filed with the Secretary of State of the State of Delaware on May 26, 2020, designating the Series B Convertible Preferred Stock (the “Certificate of Designations”). At any time after the third anniversary of May 26, 2020, if the volume weighted average price of the Class A Common Stock exceeds the then applicable conversion rate, as may be adjusted pursuant to the Certificate of Designations, for at least 20 trading days in any period of 30 consecutive trading days, at the election of the Company, all or any portion of the Series B Convertible Preferred Stock will be convertible into the relevant number of shares of Class A Common Stock. Pursuant to the terms of the Certificate of Designations, unless and until approval of the Company’s stockholders is obtained as contemplated by NYSE listing rule 312.03(d) (the “Stockholder Approval”), no Holder of Series B Convertible Preferred Stock will have the right to acquire shares of Class A Common Stock if and solely to the extent that such conversion would result in such Holder beneficially owning a number of shares of Class A Common Stock that could trigger a change of control under NYSE listing rules (such limitation, the “Ownership Limitation”). The Company has the right to settle any conversion over the Ownership Limitation of a Holder of Series B Convertible Preferred Stock in cash if the Stockholder Approval is not obtained.

Voting Rights. Holders of the Series B Convertible Preferred Stock will be entitled to a separate class vote with respect to, among other things, amendments to the Company’s organizational documents that have an adverse effect on the Series B Convertible Preferred Stock, authorizations or issuances by the Company of securities that are senior to, or equal in priority with, the Series B Convertible Preferred Stock, increases or decreases in the number of authorized shares of Series B Convertible Preferred Stock and issuances of shares of Series B Convertible Preferred Stock after May 26, 2020.

Redemption. At any time following the fifth anniversary of May 26, 2020, the Company may redeem some or all of the Series B Convertible Preferred Stock for a per share amount in cash equal to: (i) the sum of (x) 100% of the liquidation preference thereof, plus (y) all accrued and unpaid dividends, multiplied by (ii) (A) 107% if the redemption occurs at any time on or after the fifth anniversary of May 26, 2020 and prior to the sixth anniversary of the Closing Date, (B) 105% if the redemption occurs at any time on or after the sixth anniversary of May 26, 2020 and prior to the seventh anniversary of May 26, 2020, and (C) 100% if the redemption occurs at any time on or after the seventh anniversary of May 26, 2020 (such price, the “Redemption Price”).

Upon certain change of control events involving the Company, the Holders of the Series B Convertible Preferred Stock may, at such Holder’s election, (i) convert their shares of Series B Convertible Preferred Stock into Class A Common Stock at the then-current conversion price; provided that if such change of control occurs on or before the fifth anniversary of May 26, 2020, the Company will also be required to pay the Holders of the Series B Convertible Preferred Stock a “make-whole” premium or (ii) cause the Company to redeem their shares of Series B Convertible Preferred Stock for an amount in cash equal to (x) if the change of control occurs on or before the fifth anniversary of May 26, 2020, 110% of the sum of the liquidation preference thereof plus any accrued and unpaid dividends and (y) if the change of control occurs on or after the fifth anniversary of May 26, 2020, 100% of the then-current Redemption Price. If no such election is made with respect to any share of Series B Convertible Preferred Stock, such share shall remain outstanding.

Preemptive Rights. The Holders do not have any preemptive rights.

Controlled Company Status

As of the date of this prospectus, the JAB Investors (as defined below) beneficially own approximately 53% of the outstanding shares of Class A Common Stock, which also represents approximately 53% of the voting power of our capital stock. Accordingly, we qualify as a “controlled company” under the NYSE Listed Company Manual rules (the “NYSE Rules”). As a “controlled company,” we are permitted to take advantage of exemptions from certain of the corporate governance requirements under the NYSE Rules, including the requirements that a majority of our Board consist of independent directors, that we have a nominating and corporate governance committee that is composed entirely of independent directors and that we have a compensation committee that is composed entirely of independent directors. As a result, for so long as we are a controlled company, stockholders may not have the same protections afforded to stockholders of companies that are subject to all of the corporate governance requirements under the NYSE Rules. However, the Stockholders Agreement described below contains certain obligations with respect to the independence of our Board and a committee of our Board.

Stockholders Agreement

The Company is party to a stockholders agreement, dated as of March 17, 2019 and as amended and restated as of June 16, 2023 (the “Stockholders Agreement”), with JAB Holdings B.V., JAB Cosmetics B.V. and JAB Beauty B.V. (formerly known as Cottage Holdco B.V.) (the “JAB Investors”). Pursuant to the Stockholders Agreement, among other things:

•

during the three-year period following June 16, 2023, the JAB Investors shall not, subject to certain exceptions, effect or enter into any agreement to effect any acquisition of additional shares of capital stock of the Company (including Class A Common Stock, “Company Securities”); provided that, the

JAB Investors may acquire Company Securities on an established securities exchange or through privately negotiated transactions that, after giving effect to such acquisition, does not result in an increase in the JAB Investors’ and their affiliates’ collective beneficial ownership percentage of the voting power of the then issued and outstanding Company Securities to an amount greater than the percentage of the voting power of the issued and outstanding Company Securities beneficially owned by the JAB Investors, collectively, as of the consummation of the Offer, plus 9% (meaning a cap of approximately 69% for three years after June 16, 2023);

•

during the one-year period following June 16, 2023, the JAB Investors shall not, subject to certain exceptions, transfer any Company Securities to any other person or group (other than an affiliate of any of the JAB Investors) that, after giving effect to such transfer, would become the largest beneficial owner of Class A Common Stock;

•

for so long as the Stockholders Agreement is in effect, the JAB Investors shall not effect or seek to effect, or announce any intention to effect, any “Rule 13e-3 transaction” as defined in Rule 13e-3 under the Exchange Act unless such transaction is conditioned on both (i) the affirmative approval of a special committee of our Board comprised solely of individuals who are each (1) “independent” under the requirements of Rule 10A-3 under the Exchange Act, and under the rules of the applicable securities exchange on which Company Securities are traded and (2) disinterested as it relates to the JAB Investors and their respective affiliates (any such individual, an “Independent Director”) and who are disinterested and independent under Delaware law as to the matter under consideration, duly obtained in accordance with the applicable provisions of the Company’s organizational documents, applicable law and the rules, regulations and listing standards promulgated by any securities exchange on which Company Securities are traded (“Disinterested Director Approval”) and (ii) the affirmative vote of our stockholders representing at least a majority of the voting power of the Company beneficially owned by stockholders that are not the JAB Investors or their affiliates;

•

for so long as the Stockholders Agreement is in effect, material related party transactions involving the JAB Investors or any of their affiliates and the Company will require Disinterested Director Approval;

•

for so long as the Stockholders Agreement is in effect, the JAB Investors and the Company have agreed to take all necessary actions within their control to maintain no fewer than four Independent Directors on our Board;

•

the Company shall include certain questions specified in the Stockholders Agreement in its annual directors and officers’ questionnaire used in the preparation of the Company’s Form 10-K, annual report to stockholders and proxy statement; and

•	the Company shall appoint of a new lead independent director consistent with the terms of the Stipulation of Settlement (as defined in the Stockholders Agreement).

The Stockholders Agreement also provides the JAB Investors with certain customary demand and shelf registration rights with respect to Company Securities and restricts the registration rights we may grant other stockholders after the date thereof. Prior to the entry into the Stockholders Agreement, we granted certain other stockholders customary demand and “piggyback” registration rights.

The Stockholders Agreement will terminate upon the earlier of the mutual consent of the parties to the Stockholders Agreement (including, with respect to the Company, Disinterested Director Approval) or such time as the JAB Investors and their affiliates cease to beneficially own 25% of the voting power of the Company capital stock on a fully diluted basis. The Stockholders Agreement may be amended by the JAB Investors and the Company after receipt of Disinterested Director Approval. Any waiver by the Company of any condition or of any breach of any term, covenant, representation or warranty contained in the Stockholders Agreement also requires Disinterested Director Approval.

Anti-Takeover Effects of Delaware Law, Certificate of Incorporation and Bylaws

The following provisions may make a change in control of our business more difficult and could delay, defer or prevent a tender offer or other takeover attempt that a stockholder might consider to be in its best interest, including takeover attempts that might result in the payment of a premium to our stockholders over the market price for their shares. These provisions also may promote the continuity of our management by making it more difficult for a person to remove or change the incumbent members of our Board.

Controlling Stockholder. As of the date of this prospectus, the JAB Investors beneficially own approximately 53% of the outstanding shares of Class A Common Stock, which also represents approximately 53% of the voting power of our capital stock. This concentrated control could have the effect of discouraging others from initiating a potential merger, takeover or other future change of control transaction that other stockholders may view as beneficial.

Delaware Law. We are subject to the provisions of Section 203 of the DGCL regulating corporate takeovers. In general, the statute prohibits a publicly-held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date that the person became an interested stockholder, subject to exceptions, unless the business combination is approved by our Board in a prescribed manner or the transaction in which the person became an interested stockholder is approved by our Board and disinterested stockholders in a prescribed manner. Generally, a “business combination” includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the stockholder. Generally, an “interested stockholder” is a person who, together with affiliates and associates, owns, or within three years prior, did own, 15% or more of the corporation’s voting stock. These provisions may have the effect of delaying, deferring or preventing a change in control of our business without further action by the stockholders.

Authorized but Unissued Shares; Undesignated Preferred Stock. The authorized but unissued shares of Class A Common Stock will be available for future issuance without stockholder approval. These additional shares may be utilized for a variety of corporate purposes, including future public offerings to raise additional capital, acquisitions and employee benefit plans. In addition, our Board may authorize, without stockholder approval, the issuance of undesignated Preferred Stock with voting rights or other rights or preferences designated from time to time by our Board. The existence of authorized but unissued shares of Class A Common Stock or Preferred Stock may enable our Board to render more difficult or to discourage an attempt to obtain control of us by means of a merger, tender offer, proxy contest or otherwise.

Advance Notice Requirements for Stockholder Proposals and Nominations of Directors. Our By-laws require stockholders seeking to bring business before an annual meeting of stockholders, or to nominate individuals for election as directors at an annual or special meeting of stockholders, to provide timely notice in writing, as specified therein. These provisions regulate our stockholders in bringing matters before the annual meeting of stockholders or making nominations for directors at any meetings of stockholders. These provisions may also discourage or deter a potential acquiror from conducting a solicitation of proxies to elect the potential acquiror’s own slate of directors or otherwise attempting to obtain control of our business.

Special Meetings of Stockholders. Our Certificate of Incorporation and By-laws provide that special meetings of stockholders may be called only by our Chairman, Chief Executive Officer or our Board or by our Secretary at the request of holders of not less than a majority of the combined voting power of Class A Common Stock.

Cumulative Voting. Our Certificate of Incorporation provides that our stockholders are not permitted to cumulate votes in the election of directors.

Transfer Agent

The transfer agent and registrar for our Class A Common Stock is Computershare Trust Company, N.A.

PLAN OF DISTRIBUTION

We may sell our Class A Common Stock or our Preferred Stock offered hereby directly to one or more purchasers, through agents, or through underwriters or dealers designated from time to time. The distribution of securities may be effected from time to time in one or more transactions at a fixed price or prices (which may be changed from time to time), at market prices prevailing at the times of sale, at prices related to these prevailing market prices or at negotiated prices. The applicable prospectus supplement will describe the terms of the offering of the securities, including:

•	the terms of the securities to which such prospectus supplement relates;

•	the name or names of any underwriters, if any;

•	the purchase price of the securities and the proceeds we will receive from the sale;

•	any underwriting discounts and other items constituting underwriters’ compensation; and

•	any discounts or concessions allowed or reallowed or paid to dealers.

Underwriters named in the prospectus supplement, if any, are only underwriters of the securities offered with the prospectus supplement.

Sales Directly to Purchasers. We may enter into agreements directly with one or more purchasers. Such agreements may provide for the sale of securities at a fixed price, based on the market price of the securities or otherwise.

Use of Underwriters and Agents. If underwriters are used in the sale of securities, they will acquire the securities for their own accounts and may resell them from time to time in one or more transactions at a fixed public offering price or at varying prices determined at the time of sale. The securities may be offered to the public through underwriting syndicates represented by managing underwriters or by underwriters without a syndicate. Subject to certain conditions, the underwriters will be obligated to purchase all the securities offered by the prospectus supplement. Any public offering price and any discounts or concessions allowed or reallowed or paid to dealers may change from time to time.

Securities may be sold directly to or through agents from time to time. Any agent involved in the offering and sale of securities will be named and any commissions paid to the agent will be described in the prospectus supplement. Unless the prospectus supplement states otherwise, any agent will act on a best-efforts basis for the period of its appointment. Agents or underwriters may be authorized to solicit offers by certain types of institutional investors to purchase securities at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. The conditions to these contracts and the commissions paid for solicitation of these contracts will be described in the prospectus supplement.

Deemed Underwriters. In connection with the sale of the securities offered with this prospectus, underwriters, dealers or agents may receive compensation from us or from purchasers of the securities for whom they may act as agents, in the form of discounts, concessions or commissions. The underwriters, dealers or agents which participate in the distribution of the securities may be deemed to be underwriters under the Securities Act and any discounts or commissions received by them and any profit on the resale of the securities received by them may be deemed to be underwriting discounts and commissions under the Securities Act. Anyone deemed to be an underwriter under the Securities Act may be subject to statutory liabilities, including Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Exchange Act.

In compliance with the guidelines of the Financial Industry Regulatory Authority (“FINRA”), the aggregate maximum discount, commission, fees or other items constituting underwriting compensation to be received by any FINRA member or independent broker-dealer will not exceed 8% of the gross proceeds of any offering pursuant to this prospectus and any applicable prospectus supplement.

If at the time of any offering made under this prospectus a member of FINRA participating in the offering has a “conflict of interest” as defined in FINRA Rule 5121 (“Rule 5121”), that offering will be conducted in accordance with the relevant provisions of Rule 5121.

Indemnification and Other Relationships. We may provide agents and underwriters with indemnification against civil liabilities, including liabilities under the Securities Act, or contribution with respect to payments that the agents or underwriters may make with respect to such liabilities. Agents and underwriters may engage in transactions with, or perform services for, us in the ordinary course of business.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

A description of any material United States federal income tax considerations of the purchase, ownership and disposition of securities will be provided in the applicable prospectus supplement.

LEGAL MATTERS

Certain legal matters relating to the validity of the shares of Class A Common Stock and Preferred Stock offered hereby will be passed upon by Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York. Certain legal matters will be passed upon for any dealers, agents or underwriters by counsel for such dealers, agents or underwriters identified in the applicable prospectus supplement.

EXPERTS

The financial statements of Coty Inc. and subsidiaries (the “Company”) incorporated by reference in this Prospectus, and the effectiveness of the Company’s internal control over financial reporting, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports. Such financial statements are incorporated by reference in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” certain information into this prospectus from certain documents that we file with the SEC. By incorporating by reference, we are disclosing important information to you by referring you to documents we file separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, except for information incorporated by reference that is modified or superseded by information contained in this prospectus or in any other subsequently filed document that also is incorporated by reference herein. These documents contain important information about us, our business and our finances. The following documents previously filed with the SEC are incorporated by reference into this prospectus, except for any document or portion thereof deemed to be “furnished” and not filed in accordance with SEC rules:

•	our Annual Report on Form 10-K for the year ended June 30, 2023, filed with the SEC on August 22, 2023;

•	our Current Reports on Form 8-K filed with the SEC on July 14, 2023, July 19, 2023, July 20, 2023, July 26, 2023, September 11, 2023 and September 19, 2023;

•

the portions of the Definitive Proxy Statement on Schedule 14A, filed with the SEC on September  21, 2023, incorporated by reference in the Annual Report on Form 10-K for the year ended June 30, 2023; and

•

the description of our Class  A Common Stock in our Registration Statement on Form 8-A filed with the SEC on June 13, 2013, including any amendments and reports filed for the purpose of updating such description.

We also incorporate by reference all documents we file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the effective date of the registration statement of which this prospectus forms a part and prior to the termination of the offering of our Class A Common Stock and/or Preferred Stock covered by this prospectus and any accompanying prospectus supplements, except for any document or portion thereof deemed to be “furnished” and not filed in accordance with SEC rules.

The information relating to us contained in this prospectus does not purport to be comprehensive and should be read together with the information contained in the documents incorporated or deemed to be incorporated by reference into this prospectus.

If you request, either orally or in writing, we will provide you with a copy of any or all documents that are incorporated by reference herein. Such documents will be provided to you free of charge, but will not contain any exhibits, unless those exhibits are incorporated by reference into the document. Requests can be made by writing to Coty Inc., 350 Fifth Avenue, New York, New York 10118, Attention: Investor Relations, or by telephone request to (212) 389-7300. The documents may also be accessed on our website at www.coty.com. The information contained on, or accessible through, our website is not incorporated by reference into this prospectus and should not be considered a part of this prospectus.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may obtain copies of any document that we file with the SEC, including the registration statement of which this prospectus forms a part and the exhibits to the registration statement, free of charge on the SEC’s website at www.sec.gov. These documents may also be accessed on our website at www.coty.com. The information contained on, or accessible through, our website is not incorporated by reference into this prospectus and should not be considered a part of this prospectus.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution.

The following table sets forth the estimated expenses payable by us in connection with the sale and distribution of the securities registered hereby, other than underwriting discounts or commissions.

SEC Registration Fee	$(1)
Printing Fees and Expenses	(1)
Accounting Fees and Expenses	(1)
Legal Fees and Expenses	(1)
Transfer Agent Fees and Expenses	(1)
Miscellaneous	(1)
Total	$(1)

(1)

Estimated expenses are not presently known. The foregoing sets forth the general categories of expenses (other than underwriting discounts and commissions) that we anticipate to incur in connection with the offering of securities under this registration statement. An estimate of the aggregate expenses in connection with the issuance and distribution of the securities being offered will be included in the applicable prospectus supplement.

Item 15.	Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law (the “DGCL”) grants each Delaware corporation the power to indemnify any person who is or was a director, officer, employee or agent of a corporation, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, other than an action by or in the right of the corporation, by reason of serving or having served in any such capacity, if he or she acted in good faith in a manner reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. A Delaware corporation may similarly indemnify any such person in actions by or in the right of the corporation if he or she acted in good faith in a manner reasonably believed to be in, or not opposed to, the best interests of the corporation, except that no indemnification may be made in respect of any claim, issue or matter as to which the person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or the court in which the action was brought determines that, despite adjudication of liability, but in view of all of the circumstances of the case, the person is fairly and reasonably entitled to indemnity for expenses which the Delaware Court of Chancery or other court shall deem proper. These indemnification provisions and the indemnification agreements may be sufficiently broad to permit indemnification of our executive officers and directors for liabilities, including reimbursement of expenses incurred, arising under the Securities Act.

As permitted by Section 102(b)(7) of the DGCL, the Company’s amended and restated certificate of incorporation, as amended (the “Certificate of Incorporation”), includes a provision that eliminates the personal liability of its directors for monetary damages for breach of their fiduciary duty as directors, except for liability (i) for any breach of the director’s duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for unlawful payments of dividends or unlawful stock repurchases, redemptions or other distributions or (iv) for any transaction from which the director derived an improper personal benefit.

The Certificate of Incorporation and amended and restated bylaws (the “Bylaws”) provide for indemnification of the Company’s directors and officers to the fullest extent permitted by the DGCL. In addition, as permitted by Section 145 of the DGCL, the Bylaws provide that:

•	The Company may, in its discretion, indemnify directors, employees and agents in those circumstances where indemnification is permitted by applicable law.

•

The Company is required to advance expenses, as incurred, to its directors and officers in connection with defending a proceeding, except that such director or officer shall undertake to repay such advances if it is ultimately determined that such person is not entitled to indemnification.

•

The Company will not be obligated pursuant to the Bylaws to indemnify a person with respect to proceedings initiated by that person, except with respect to proceedings authorized by the Company’s Board or brought to enforce a right to indemnification.

•

The rights conferred in the Bylaws are not exclusive, and the Company is authorized to enter into indemnification agreements with its directors, officers, employees and agents and to obtain insurance to indemnify such persons.

•	The Company may not retroactively amend the Bylaws provisions to reduce its indemnification obligations to directors, officers, employees and agents.

In addition, the Company has entered into indemnification agreements with each of its directors and executive officers pursuant to which the Company has agreed, subject to certain exceptions, to indemnify and advance expenses to such persons to the fullest extent permitted by law. The Company also maintains directors’ and officers’ insurance policies.

Underwriters, dealers and agents may indemnify, under certain conditions, our directors and officers (as well as certain other persons) against certain liabilities arising in connection with an offering, pursuant to the terms of agreements between us, on one hand, and the underwriters, dealers and agents, on the other hand.

The foregoing statements are subject to the detailed provisions of Sections 145 and 102(b)(7) of the DGCL, the Certificate of Incorporation and the Bylaws, which are incorporated by reference into this registration statement.

Item 16.	Exhibits.

The following documents are filed as exhibits to this registration statement, including those exhibits incorporated herein by reference to one of our prior filings under the Securities Act or the Exchange Act:

Exhibit Number	Description

1.1**	Form of Underwriting Agreement.

2.1	Transaction Agreement dated as of July 8, 2015, among The Procter & Gamble Company, Coty Inc., Galleria Co. and Green Acquisition Sub Inc. (incorporated by reference to Exhibit 2.2 to the Company’s Annual Report on Form 10-K filed on August 17, 2015).†

2.2	Repurchase Letter Agreement dated August 13, 2015, among The Procter & Gamble Company, Coty Inc., Galleria Co. and Green Acquisition Sub Inc. (incorporated by reference to Exhibit 2.3 to the Company’s Annual Report on Form 10-K filed on August 17, 2015).

2.3	Letter Agreement, dated February 19, 2016, by and among The Procter & Gamble Company, the registrant, Galleria Co. and Green Acquisition Sub Inc. (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on February 25, 2016).

2.4	Third Amendment to Transaction Agreement, dated May 25, 2016, by and among The Procter & Gamble Company, Coty Inc., Galleria Co. and Green Acquisition Sub Inc. (incorporated by reference to Exhibit 10.1 to the registrant’s Current Report on Form 8-K filed on May 27, 2016).

Exhibit Number	Description

2.5	Fourth Amendment to Transaction Agreement, dated August 25, 2016, by and among The Procter & Gamble Company, Coty Inc., Galleria Co. and Green Acquisition Sub Inc. (incorporated by reference to Exhibit 2.5 to Amendment No. 4 to the Company’s Registration Statement on Form S-4, filed on August 25, 2016).†

2.6	Side Letter, dated September 13, 2016, between Coty Inc. and The Procter & Gamble Company (incorporated by reference to Exhibit 10.1 to the Company’s Quarterly Report on Form 10-Q filed on November 9, 2016).

2.7	Assignment and Transfer Agreement, dated as of November 2, 2015, by and between JAB Cosmetics B.V. and Coty Inc., including as an exhibit thereto that certain Shares and Trademarks Sale and Purchase Agreement, dated as of November 2, 2015, by and among JAB Cosmetics B.V., Hypermarcas S.A., Cosmed Indústria de Cosméticos e Medicamentos S.A., and as intervening and consenting parties, Novita Distribuição, Armazenamento e Transportes S.A., and Savoy Indústria de Cosméticos S.A. (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on November 3, 2015).

2.8	Sale and Purchase Agreement, dated as of October 17, 2016, by and among Coty Inc., Gloria Coinvest 1 L.P., Lion Capital Fund III L.P., Lion Capital Fund III SBS L.P., Lion Capital Fund III (USD) L.P., Lion Capital Fund III SBS (USD) L.P., Ghd Nominees Limited (“GHD”), the management sellers named therein, and the other individual sellers named therein (incorporated by reference to Exhibit 2.1 to the Company’s Current Report on Form 8-K filed on October 17, 2016).†

2.9	Tax Matters Agreement, effective as of October 1, 2016, by and among Coty Inc., The Procter & Gamble Company, Galleria Co. and Green Acquisition Sub Inc. (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on October 3, 2016).

2.10	Purchase Agreement, dated as of November 18, 2019, by and among King Kylie Holdings, LLC, KMJ 2018 Irrevocable Trust, Kylie Jenner Inc., King Kylie, LLC, Coty Inc. and solely for the purpose of Section 6.7 and Section 6.13, KKJ 2018 Irrevocable Trust (incorporated by reference to Exhibit 10.1 to the Company’s Quarterly Report on Form 10-Q filed on February 5, 2020).

2.11	Sale and Purchase Agreement, dated June 1, 2020, by and among Coty Inc., Coty International Holding, B.V. and Rainbow UK Bidco Limited (incorporated by reference to Exhibit 2.2 to the Company’s Current Report on Form 8-K filed on June 2, 2020).

2.12	Separation Agreement, dated June 1, 2020, by and among Coty Inc., Coty International Holding, B.V., Waves UK Divestco Limited and Rainbow UK Bidco Limited (incorporated by reference to Exhibit 2.1 to the Company’s Current Report on Form 8-K filed on June 2, 2020).

2.13	Amended and Restated Sale and Purchase Agreement, dated November 11, 2020, by and among Coty Inc., Coty International B.V. and Rainbow UK Bidco Limited (incorporated by reference to Exhibit 2.2 of the Company’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on November 12, 2020).

2.14	Amended and Restated Separation Agreement, dated November 11, 2020, by and among Coty Inc., Coty International B.V., Waves UK Divestco Limited and Rainbow UK Bidco Limited (incorporated by reference to Exhibit 2.1 of the Company’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on November 12, 2020).

4.1	Amended and Restated Certificate of Incorporation of Coty Inc. (incorporated by reference to Exhibit 3.1 to the Company’s Registration Statement on Form S-1 (File No. 333-182420) filed on May 13, 2013).

4.2	Certificate of Amendment to the Amended and Restated Certificate of Incorporation of Coty Inc. (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed on October 3, 2016).

Exhibit Number	Description

4.3	Certificate of Amendment to the Amended and Restated Certificate of Incorporation of Coty Inc. (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed on June 25, 2020).

4.4	Certificate of Designations of Preferred Stock, Series A, dated April 17, 2015 (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed on April 20, 2015).

4.5	Certificate of Designations Designating the Series B Convertible Preferred Stock, dated May 26, 2020 (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed on May 26, 2020).

4.6	Amended and Restated Bylaws (incorporated by reference to Exhibit 3.2 to Amendment No. 4 to the Company’s Registration Statement on Form S-1 (File No. 333-182420) filed on April 24, 2013).

4.7	Specimen Class A Common Stock Certificate of the registrant (incorporated by reference to Exhibit 4.1 to Amendment No. 6 to the Company’s Registration Statement on Form S-1 (File No. 333-182420) filed on May 28, 2013).

5.1*	Opinion of Skadden, Arps, Slate, Meagher & Flom LLP

23.1*	Consent of Deloitte & Touche LLP, independent registered public accounting firm

23.2*	Consent of Skadden, Arps, Slate, Meagher & Flom LLP (included as part of Exhibit 5.1)

24.1*	Power of Attorney (set forth on the signature page to this Registration Statement)

107*	Calculation of Filing Fee Tables

*	Filed herewith.
**	To be filed by amendment or as an exhibit with a subsequent Current Report on Form 8-K in connection with a specific offering.
†

Schedules and similar attachments have been omitted pursuant to Item 601(b)(2) of Regulation S-K. The Company agrees to furnish supplementary to the Securities and Exchange Commission a copy of any omitted schedule or similar attachment upon request.

Item 17.	Undertakings.

(1)	The undersigned registrant hereby undertakes:

(a)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)

to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)

to include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in the registration statement.

Provided, however, that paragraphs (a)(i), (a)(ii) and (a)(iii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by this registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i)

Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii)

Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5)

That, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of the securities at that time shall be deemed to be the initial bona fide offering thereof.

(6)

That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)

The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(7)

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in New York City, New York, on September 25, 2023.

COTY INC.

By:	/s/ Sue Nabi
Name: Sue Nabi
Title: Chief Executive Officer and Director

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints each of Sue Nabi, Laurent Mercier and Kristin Blazewicz as his or her true and lawful attorney-in-fact, with full power of substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and any registration statement relating to the offering covered by such registration statement and filed pursuant to Rule 462(b) under the Securities Act, and to file the same, with all exhibits thereto and other documents in connection therewith, with the SEC, granting unto such said attorneys-in-fact and agents with full power and authority to do so and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities on the dates indicated:

Signature	Title	Date

/s/ Sue Nabi (Sue Nabi)	Chief Executive Officer (Principal Executive Officer) and Director	September 25, 2023

/s/ Laurent Mercier (Laurent Mercier)	Chief Financial Officer (Principal Financial Officer)	September 25, 2023

/s/ Ayesha Zafar (Ayesha Zafar)	Senior Vice President, Group Controller (Principal Accounting Officer)	September 25, 2023

/s/ Peter Harf (Peter Harf)	Chairman of the Board of Directors	September 25, 2023

/s/ Beatrice Ballini (Beatrice Ballini)	Director	September 25, 2023

/s/ Joachim Creus (Joachim Creus)	Director	September 25, 2023

Signature	Title	Date

/s/ Oliver Goudet (Oliver Goudet)	Director	September 25, 2023

/s/ Johannes Huth (Johannes Huth)	Director	September 25, 2023

/s/ Mariasun Aramburuzabala Larregui (Mariasun Aramburuzabala Larregui)	Director	September 25, 2023

/s/ Anna Adeola Makanju (Anna Adeola Makanju)	Director	September 25, 2023

/s/ Isabelle Parize (Isabelle Parize)	Director	September 25, 2023

/s/ Lubomira Rochet (Lubomira Rochet)	Director	September 25, 2023

/s/ Robert Singer (Robert Singer)	Director	September 25, 2023